                            SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                     of 1934


Filed by the Registrant[x]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 GREY WOLF, INC.
                (Name of Registrant as Specified In Its Charter)

                -------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies: _________

  2) Aggregate number of securities to which transaction applies: ____________

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------

  4) Proposed maximum aggregate value of transaction: $_____________

  5) Total fee paid: $_____________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: ________________

  2) Form, Schedule or Registration Statement No.: _________________

  3) Filing Party: _________________

  4) Date Filed: ___________________

                                 GREY WOLF, INC.
                        10370 RICHMOND AVENUE, SUITE 600
                              HOUSTON, TEXAS 77042

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 5, 1998

                                -----------------

         Notice is hereby given that the annual meeting of the holders of common stock of Grey Wolf, Inc. a Texas corporation (the "Company"), will be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas, 77042 on May 5, 1998, at 8:30 a.m., Houston time, and any adjournment or postponement thereof, for the following purposes:

         1. To elect a board of eight (8) directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified; and

         2. To consider and act upon such other business as may properly be presented to the annual meeting or any adjournments or postponements thereof.

         A record of shareholders has been taken as of the close of business on April 7, 1998, and only those shareholders of record on that date will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. A shareholders' list will be available commencing April 21, 1998, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.

         Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed stamped envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.


                                        By Order of the Board of Directors,





                                        DAVID W. WEHLMANN,
                                        Secretary


April 8, 1998

                                 GREY WOLF, INC.
                        10370 RICHMOND AVENUE, SUITE 600
                              HOUSTON, TEXAS 77042

                                 PROXY STATEMENT

         This proxy statement and the enclosed proxy card are being mailed to the shareholders of Grey Wolf, Inc., a Texas corporation (the "Company"), commencing on or about April 10, 1998, in connection with the solicitation by the board of directors of the Company (the "Board of Directors") of proxies to be voted at the annual meeting of shareholders to be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas 77042 on Tuesday, May 5, 1998, at 8:30 a.m., Houston, Texas time and at any adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying notice.

         Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board of Directors. Abstentions will be treated as present for purposes of determining whether a quorum is present, but will have the same legal effect as votes against election of the nominees. A shareholder may revoke a proxy by (i) delivering to the Company written notice of revocation, (ii) delivering to the Company a signed proxy of a later date, or (iii) appearing at the Meeting and voting in person. Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.

         As of April 7, 1998, the record date for the determination of shareholders entitled to vote at the Meeting, there were outstanding and entitled to vote 164,897,591 shares (the "Shares") of the Company's common stock, par value $.10 per share (the "Common Stock"). Each Share entitles the holder to one vote on all matters presented at the Meeting. Holders of a majority of the outstanding Shares must be present, in person or by proxy, to constitute a quorum for the transaction of business.

         If a quorum is not obtained, or if fewer Shares are voted in favor of approval of any of the proposals than the number required for approval, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore been revoked).


                              ELECTION OF DIRECTORS

GENERAL INFORMATION

         At the Meeting, eight nominees are to be elected, each director to hold office until the next annual meeting of shareholders or until his successor is elected and qualifies. The persons named in the accompanying proxy have been nominated by the Board of Directors, and unless authority is withheld, proxies will be voted for the election of the nominees named below to the Board of Directors. All of the nominees previously have been elected directors by the shareholders except for Messrs. Donovan and Nelson, who became directors following the acquisition of Grey Wolf Drilling Company ("GWDC") on June 27, 1997 (the "GWDC Acquisition") and Mr. Richards who was appointed a director on March 24, 1998 to replace Lucien Flournoy who resigned. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable.

APPROVAL

         The eight nominees for election as directors at the Meeting who receive the greatest number of votes cast for election by the holders of Shares entitled to vote and present, in person or by proxy, at the Meeting will be the duly elected directors of the Company. The Board of Directors recommends a vote FOR all eight nominees to the Company's Board of Directors.

NOMINEES FOR DIRECTOR

         The following table sets forth certain information regarding the nominees for the Board of Directors:

                                                                                            SHARES BENEFICIALLY OWNED
                                                                                                 AT APRIL 7, 1998
                                                                                       -----------------------------------
                                     POSITION WITH THE                    DIRECTOR
             NAME                         COMPANY              AGE         SINCE             NUMBER (1)        PERCENT
-------------------------------  --------------------------- --------     --------      -------------------  ------------
Ivar Siem (2)..................  Chairman of the Board          51          1995          15,495,605(3),(4)          9.4%
William R. Ziegler (5).........  Vice Chairman of the Board     55          1996          29,976,978(3),(6)         18.2%
William T. Donovan (7).........  Director
Peter M. Holt (2), (7).........  Director                       46          1997             585,938(8)               *
James K. B. Nelson.............  Director                       49          1996             175,000(3)               *
Roy T. Oliver, Jr. ............  Director                       70          1997           4,694,091                 2.8%
Thomas P. Richards ............  Director, President and        45          1996          11,440,614(3),(9)          6.9%
                                 Chief Executive Officer        54          1998             700,000(10)              *
                                 Director
Steven A. Webster (2), (5).....                                 46          1996          29,972,978(3),(11)        18.2%

---------------------------

* Indicates less than one percent.

(1) Each person has sole voting and investment power with respect to the Shares listed, except as otherwise specified.

(2)  Member, compensation committee of the Board of Directors.

(3) Includes the following number of Shares which the named individual has the right to acquire upon exercise of currently exercisable stock options: Mr. Siem - 569,000; Mr. Holt - 75,000; Mr. Oliver - 75,000; Mr. Webster -
     75,000; and Mr. Ziegler - 75,000.

(4) Includes 14,926,605 shares of Common Stock beneficially owned through Norex Industries, Inc. ("Norex"), of which Mr. Siem is a director. He is also one of five potential beneficiaries in a trust which controls Norex. Mr. Siem disclaims beneficial ownership of these 14,926,605 shares.

(5) These individuals are members of the "Somerset Group" as further described in "Other Information --Certain Shareholders."

(6) Includes 5,000 shares of Common Stock owned by Mr. Ziegler, and 29,896,978 shares of Common Stock beneficially owned through Somerset Capital Partners, a New York general partnership ("SCP"), of which Mr. Ziegler is a general partner.

(7)  Member, audit committee of the Board of Directors.

(8) Includes 317,278 shares of Common Stock owned by Mr. Donovan and 268,660 shares of Common Stock beneficially owned through Cambridge Associates, L.P., a Wisconsin limited partnership ("Cambridge"), of which Mr. Donovan is a general partner. Mr. Donovan disclaims beneficial ownership of 214,056 shares owned by Cambridge.

(9) Includes 9,377,736 shares of Common Stock owned by Mr. Oliver, 2,027,002 shares of Common Stock beneficially owned through U.S. Rig & Equipment, Inc., an Oklahoma corporation wholly-owned and controlled by him ("USRE"), and 35,876 shares of Common Stock beneficially owned through Mr. Oliver's minor children. Mr. Oliver disclaims beneficial ownership of the shares of Common Stock owned by USRE and his children.

(10) Includes 300,000 shares of Common Stock underlying currently exercisable options owned by Mr. Richards and 400,000 shares of Common Stock owned by a limited partnership controlled by Mr. Richards for the benefit of his children. Mr. Richards disclaims beneficial ownership of the shares of Common Stock owned by the limited partnership.

(11) Includes 1,000 shares of Common Stock owned by Mr. Webster, and 29,896,978 shares of Common Stock beneficially owned through SCP, of which Mr. Webster is a general partner.

     Ivar Siem has been Chairman of the Board since August 1995 and was President and Chief Executive Officer from April 1996 through August 1996. He has been an international consultant in energy, technology and finance since 1985. He is a member of the board of directors of several privately held and publicly traded companies, including: Chairman of the Board of Blue Dolphin Energy Company, an oil and gas pipeline and exploration company, since 1989; Chairman of the Board of Directors of Seateam Technology ASA, a provider of subsea surveys and support for the offshore oil and gas industry, since January 1997; director of Norex, a company with investments in the oil and gas, cruise and shipping industries, since 1992; and director of DSND ASA, a Norwegian service company that operates specialty vessels and provides subsea engineering services, since 1993.

     William R. Ziegler has been a director of the Company since August 1996 and is currently Vice Chairman of the Board of Directors. He has been a partner of the law firm of Parson & Brown LLP since June 1994. Prior to that time he was a partner in the law firm of Whitman Breed Abbott & Morgan and a predecessor firm for over five years. Mr. Ziegler is a director of R&B Falcon Corporation; a general partner of SCP, the managing member of Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("SDA"); a director of Geokinetics, Inc., a 3-D seismic acquisition and geophysical services provider to the oil and gas industry; a director of Ponder Industries, Inc., an oil service and rental tool company; and a director of Flotek Industries, Inc., an oil services equipment supplier.

     William T. Donovan became a director of the Company in 1997 following the GWDC Acquisition. Since 1980, Mr. Donovan has been a Principal and Managing Director of Lubar & Co., a private investment and venture capital firm. Mr. Donovan also serves as President and Chief Financial Officer of Christiana Companies, Inc. and as a director of various private industrial companies. Prior to joining Lubar & Co., Mr. Donovan was an officer with Manufacturers Hanover Trust Company from 1976 until 1980, where he specialized in merger and acquisition financing.

     Peter M. Holt has been a director of the Company since August 1996. He has been the President, Chief Executive Officer and principal owner of Holt Companies for over 13 years. Holt Companies is comprised of two Caterpillar dealerships in central/south Texas and western Ohio and various other business interests.

     James K. B. Nelson became a director of the Company in 1997 following the GWDC Acquisition. He joined GWDC in 1960 and has served as President and Chief Executive Officer of GWDC since 1978. He began his career in the oil field drilling industry as a roughneck in 1946.

     Roy T. Oliver, Jr. has been director of the Company since April 1996. He has been the Chairman of the Board, President and Chief Executive Officer of U.S. Rig & Equipment, Inc., an Oklahoma corporation ("USRE"), a worldwide supplier of drilling equipment, since its organization in 1982.

     Thomas P. Richards became a director of the Company on March 24, 1998 following the resignation of Lucien Flournoy. Mr. Richards joined the Company in September 1996 as President and Chief Executive Officer. Mr. Richards was with Diamond Offshore Drilling, Inc. ("Diamond Offshore") from September 1990 until September 1996. He started as Senior Vice President of Diamond M Corporation ("Diamond M"), a subsidiary of Diamond Offshore, in 1990 and was serving as Senior Vice President of Worldwide Operations when he left Diamond Offshore in 1996.

Mr. Richards served as Vice President--Land for Penrod Drilling Corporation ("Penrod") from January 1989 until September 1990 when Diamond M purchased substantially all of Penrod's land drilling assets. From February 1974 until December 1988, Mr. Richards owned and served as President and Chief Executive Officer of Richards Drilling Company, a land drilling contractor based in Bay City, Texas.

     Steven A. Webster has been a director of the Company since August 1996. He was the Chairman of the Board and Chief Executive Officer of Falcon Drilling Company, Inc., a marine oil and gas drilling contractor from 1988 until 1997. He has been the President and Chief Executive Officer of R&B Falcon Corporation, a marine oil and gas drilling contractor since 1998. He serves as a director of Crown Resources Corporation (a mining company); Trust Manager of Camden Property Trust; a general partner of SCP, the managing member of SDA; Chairman of the Board of Carrizo Oil & Gas, Inc., an independent oil and gas exploration company; a director of Ponder Industries, Inc., an oil service and rental tool company; and a director of Geokinetics, Inc., a 3-D seismic acquisition and geophysical services provider to the oil and gas industry.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

     During 1997, the Board of Directors convened on nine regularly and specially scheduled occasions, and committees of the board held meetings as follows: audit committee-- two meetings; and compensation committee-- two meetings. The compensation committee administers the Company's compensation plans and recommends officers' compensation to the Board for approval. For information concerning the audit committee, see "Other Information--Auditors." The Board of Directors does not presently maintain a nominating committee. Shareholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Board of Directors at the Company's principal offices. Each director during their tenure attended at least 75% of the meetings held during 1997 by the board and each committee on which he served.

     Each director who is not an employee of the Company is paid an annual fee of $10,000 plus travel expenses, if any. Directors are not compensated for service on committees of the board. In 1995, under the 1987 Stock Option Plan for Non-Employee Directors (the "Director Plan"), Mr. Siem was granted options to purchase 15,000 shares of the Common Stock at an exercise price of $.875 per share. These options may be exercised on a cumulative basis as to 20% of the shares covered on the first through fifth anniversaries of the date of grant, and expire ten years from the date of grant. The Board of Directors has suspended the Director Plan, effective in August 1996. During 1997, Mr. Siem was granted non-plan options to purchase 500,000 shares of the Common Stock at an exercise price of $2.50. These options are all currently exercisable.

EXECUTIVE OFFICERS

     The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of shareholders. In addition to Messrs. Siem, Ziegler and Richards, who are listed in the foregoing table, the Company's executive officers are as follows:

                  NAME                   AGE                        POSITION WITH THE COMPANY
        --------------------------      ------    --------------------------------------------------------------
        Forrest M. Conley, Jr.           50       Senior Vice President--International Operations
        Ronnie E. McBride                48       Senior Vice President--Domestic Operations
        Terrell L. Sadler                48       Senior Vice President--Domestic Operations
        David W. Wehlmann                39       Senior Vice President, Chief Financial Officer and Secretary
        Merrie S. Costley                38       Vice President and Controller
        Donald J. Guedry, Jr.            41       Vice President and Treasurer
        Gary D. Lee                      52       Vice President--Human Resources
        John D. Peterson, Jr.            43       Vice President--Investor Relations

     Forrest M. Conley, Jr. joined the Company in September 1996 as Senior Vice President--International Operations. Mr. Conley has twenty-six years of drilling industry experience. From May 1993 until joining the Company, he was with Noble Drilling Corporation--Triton Engineering where he served as Manager--Sales and Marketing; Manager--International Marketing and most recently as the Vice President and General Manager of Triton International. Previously, he was General Manager of ENSCO Tool & Supply's West Africa division from December 1991 until May 1993.

     Ronnie E. McBride joined the Company in September 1996 as Senior Vice President--Domestic Operations. Mr. McBride was the Vice President of Turnkey Services at Diamond Offshore from December 1995 until September 1996. He served as Operational Manager of Diamond M from October 1991 until March 1993, at which time he was promoted to Vice President--Onshore Operations and served in this position until December 1995. Prior to October 1991, Mr. McBride was Vice President--Operations for Harkins & Company for four years until it was acquired by Diamond M.

     Terrell L. Sadler joined the Company in 1990 as the Ark-La-Tex District Manager. He was promoted to Vice President--Mid Continent Division in November 1994, and became Vice President--Domestic Drilling in April 1996. Mr. Sadler was promoted to Senior Vice President--Domestic Operations in September 1996.

     David W. Wehlmann joined the Company in July 1996 as Vice President and Controller. He was promoted to Senior Vice President, Chief Financial Officer and Secretary in February 1998. From November 1994 until he joined the Company, Mr. Wehlmann was Vice President and Chief Accounting Officer of EnerVest Management Company, L.C., a privately-held oil and gas property acquisition and management company. Mr. Wehlmann was Controller of Convest Energy Corporation from April 1991 until November 1994. Mr. Wehlmann is a certified public accountant.

     Merrie S. Costley joined the Company in January 1997 as Assistant Controller. She was promoted to Vice President and Controller in February 1998. She served as Financial Reporting Manager of Transworld Mortgage Corp., a mortgage service company, from February 1996 until December 1996 and as Audit Experienced Manager at Arthur Andersen LLP from June 1988 until February 1996. Ms. Costley is a certified public accountant.

     Donald J. Guedry, Jr. has been the Company's Treasurer since October 1996 and was appointed Vice President in November 1997. During the seven years prior to joining the Company, Mr. Guedry served in various treasury management positions for Weatherford Enterra, Inc. and a predecessor company.

     Gary D. Lee joined the Company in March 1997 as Vice President--Human Resources. Prior to joining the Company, he was with Diamond Offshore from 1982 until 1997, where he served as Vice President--Human Resources from 1990 until March 1997.

     John D. Peterson, Jr. became Vice President of the Company in June 1997 upon the closing of the GWDC Acquisition. Mr. Peterson was Secretary-Treasurer of GWDC from April 1990 until closing. Mr. Peterson held various positions with GWDC from March 1982 to March 1990. Mr. Peterson is a certified public accountant.

MANAGEMENT SHAREHOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by (i) all directors of the Company, (ii) the chief executive officer and each of the other executive officers, and (iii) all directors and executive officers, as a group.

                                                         SHARES BENEFICIALLY OWNED
                                                              AT APRIL 7, 1998
                                                      --------------------------------
                                                           NUMBER              PERCENT
                                                      -----------------       ---------
Ivar Siem ........................................    15,495,605(1),(2)          9.4%
William R. Ziegler ...............................    29,976,978(1),(2)         18.2%
William T. Donovan ...............................       585,938(1)               *
Peter M. Holt ....................................       175,000(1),(2)           *
James K. B. Nelson ...............................     4,694,091                 2.8%
Roy T. Oliver, Jr ................................    11,440,614(1),(2)          6.9%
Thomas P. Richards ...............................       700,000(1),(3),(4)       *
Steven A. Webster ................................    29,972,978(1),(2)         18.2%
Forrest M. Conley, Jr. ...........................        70,000(3)               *
Ronnie E. McBride ................................       130,000(3)               *
Terrell L. Sadler ................................       124,000(3)               *
David W. Wehlmann ................................        14,000(3)               *
Merrie S. Costley ................................         2,000(3)               *
Donald J. Guedry, Jr. ............................         8,000(3)               *
Gary D. Lee ......................................        31,000(3),(5)           *
John D. Peterson, Jr. ............................          --                    *
Directors and Executive Officers as a group
(16 persons named above) .........................    63,523,226                38.1%

-----------------------

*  Indicates less than one percent.

(1) For information concerning shareholdings attributed to the named individuals, see notes 3, 4, 6, 8, 9, 10 and 11 under the caption "Election of Directors--Nominees for Director."

(2) Includes in each case, shares of Common Stock underlying outstanding options. See note 3 under the caption "Election of Directors--Nominees for Director."

(3) Except as otherwise specified, represents shares of Common Stock which the named individual has the right to acquire upon the exercise of currently exercisable stock options.

(4) Includes 400,000 shares of Common Stock owned by a limited partnership controlled by Mr. Richards for the benefit of his children. Mr. Richards disclaims beneficial ownership of these shares.

(5)  Includes 1,000 shares of common stock which Mr. Lee currently owns.

                                OTHER INFORMATION

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table reflects the compensation for services to the Company for the years ended December 31, 1997, 1996, and 1995 for those individuals who served as (i) the Chief Executive Officer of the Company during 1997, or (ii) one of the four most highly compensated executive officers of the Company who were serving as executive officers of the Company at the end of 1997, and for T. Scott O'Keefe who would have been reported under
(ii), above, but for the fact that he was not serving as an executive officer at the end of 1997 (the four executive officers and Mr. O'Keefe, collectively, the "Named Executive Officers").

                                                 ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                             -------------------------------------------------   ------------------------------------------------
                                                                                        AWARDS            PAYOUTS
                                                                   OTHER       ------------------------  ---------
                                                                   ANNUAL      RESTRICTED
    NAME AND PRINCIPAL         YEAR      SALARY      BONUS      COMPENSATION     STOCK      OPTIONS/        LTIP      ALL OTHER($)
         POSITION                          ($)        ($)           ($)         AWARD(S)      SARS        PAYOUTS   COMPENSATION(1)
---------------------------- --------  ----------- ----------   ------------   ---------- -------------   -------   -------------
Thomas P. Richards............ 1997      300,000    200,000          --           --            --          --           8,990
  President and                1996       81,140     36,500          --           --       2,000,000(3)     --            --
   Chief Executive Officer(2)

Ronnie E. McBride............. 1997      162,500     80,000          --           --            --          --           7,102
  Senior Vice President--      1996       43,980      9,900          --           --         400,000        --            --
   Domestic Operations(2)

Terrell L. Sadler............. 1997      150,000     54,000          --           --            --          --           6,384
  Senior Vice                  1996      123,605     28,000          --           --         400,000        --           2,472
   President--Domestic         1995       80,000      --             --           --            --          --            --
   Operations

Forrest M. Conley, Jr......... 1997      146,250     54,000          --           --            --          --           7,400
  Senior Vice President--      1996       34,135      7,800          --           --         350,000        --            --
   International
   Operations(2)

T. Scott O'Keefe.............. 1997      162,500       --            --           --            --          --           7,805
  Former Senior Vice           1996       50,000     22,400       61,364(5)       --         400,000        --            --
   President,
   Chief Financial
   Officer and
   Secretary(2)(4)

Gary D. Lee................... 1997      107,917     47,500          --           --         150,000        --           3,447
  Vice President--
   Human Resources(2)

-----------------------

(1) Except as otherwise specified, consists of cash amounts contributed by the Company to match a portion of the executive's contributions under the Company's 401(k) Savings Incentive Plan, group term life insurance provided to employees and personal use of company owned vehicle.

(2) Messrs. Richards, O'Keefe, McBride and Conley began their employment in September 1996. Mr. O'Keefe provided consulting services from April 1996 through August 1996. Mr. Lee began his employment in March 1997.

(3) Includes options to purchase 1,000,000 shares of Common Stock sold by Mr. Richards in September 1996 to a limited partnership controlled by Mr. Richards for the benefit of his children. Mr. Richards disclaims beneficial ownership of these options and the shares underlying these options.

(4) Mr. O'Keefe resigned as Senior Vice President, Chief Financial Officer and Secretary on December 22, 1997.

(5) Represents fees received for consulting services provided by the named individual. See note 2.

EMPLOYEE OPTIONS

     Under the Company's 1982 Stock Option and Long-Term Incentive Plan for Key Employees (the "1982 Employee Plan") and 1996 Employee Stock Option Plan (the "1996 Employee Plan"), shares of the Common Stock may be granted to executive officers and other employees. As of December 31, 1997, 1,895,800 shares were reserved for outstanding options and 4,285,000 shares were reserved and remained available for future grant pursuant to the 1982 Employee Plan and 1996 Employee Plan. During 1997, no options to purchase shares of Common Stock were granted to the Named Executive Officers under the 1982 Employee Plan. During 1997, options to purchase 150,000 shares of Common Stock were granted to the Named Executive Officers under the 1996 Employee Plan.

     Option Grants Table. The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1997.

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                                                             ANNUAL RATES OF STOCK PRICE
                                                                                   APPRECIATION FOR
                                       INDIVIDUAL GRANTS                             OPTION TERM
                       ---------------------------------------------------   ----------------------------
                                     % OF TOTAL
                                      OPTIONS
                       NUMBER OF     GRANTED TO
                      SECURITIES      EMPLOYEES
                      UNDERLYING          IN
                        OPTIONS         FISCAL     EXERCISE   EXPIRATION
                        GRANTED          YEAR        PRICE       DATE             5%             10%
                      -----------    -----------   --------   -----------     --------       --------
Gary D. Lee........    150,000(1)        16%       $ 2.8750     3-17-07       $271,213       $687,283

-----------------------

(1) These options vest on a cumulative basis as to 20% of the shares covered on the first through fifth anniversaries of the date of grant, and expire 10 years from the date of grant.

     Option Exercises and Year-End Option Values. The following table sets forth information with respect to options exercised by the Named Executive Officers during 1997, and with respect to unexercised options to purchase shares of Common Stock which have been granted to the Named Executive Officers and held by them at December 31, 1997.

                            OPTIONS EXERCISED          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                DURING 1997           OPTIONS HELD AT YEAR END        MONEY OPTIONS AT YEAR END
                           --------------------      --------------------------    ------------------------------
                            SHARES        VALUE
                           ACQUIRED      REALIZED      EXERCISABLE  UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
                           ---------    ----------   ------------- ---------------- -------------     -------------
Thomas P. Richards .......  500,000(1)  $2,321,582      300,000      1,200,000(2)    $1,181,250        $4,725,000
Ronnie E. McBride ........   30,000        151,950      130,000        240,000          500,625           945,000
Terrell L. Sadler ........   52,200        247,556      124,000        246,600          490,313           974,513
Forrest M. Conley, Jr. ...   30,000        133,231       70,000        250,000          225,025           771,875
T. Scott O'Keefe .........  100,000        343,860      300,000           --          1,181,250              --
Gary D. Lee ..............     --             --           --          150,000             --             384,375

-----------------------

(1) Includes 400,000 shares of Common Stock held by a limited partnership controlled by Mr. Richards for the benefit of his children. The shares were acquired by the limited partnership's exercise of 400,000 of the 1,000,000 options to acquire Common Stock purchased from Mr. Richards in September 1996. Mr. Richards may be deemed to have beneficial ownership of these shares by virtue of his position as President of the corporate general partner of the limited partnership. Mr. Richards disclaims beneficial ownership of these shares. See note 10 under the caption "Election of Directors--Management Shareholdings" and note 3 under the caption "Other Information--Executive Compensation."

(2) Includes 600,000 unexercisable options owned by the limited partnership. See note 1.

COMPENSATION COMMITTEE REPORT

     The compensation committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for fiscal 1997:

          Under the supervision of the Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company's financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

          Base compensation for the Named Executive Officers is intended to afford a reasonable degree of financial security and flexibility to those individuals who were regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in the various executive positions. Except for Mr. O'Keefe, in 1997, the base compensation level for each Named Executive Officer was set at: Mr. Richards -- $375,000, Mr. McBride -- $200,000, Mr. Sadler -- $180,000, Mr. Conley -- $180,000, and
     Mr. Lee -- $150,000. Mr. O'Keefe's base salary was $200,000 prior to his resignation in December 1997. Base compensation is subject to increase at the discretion of the Board of Directors.

          Except for Messrs. Sadler and Lee, all of the Named Executive Officers joined the Company in 1996. Base pay for these Named Executive Officers, as well as for Messrs. Sadler and Lee, was set based on arms length negotiations of each officer's employment contract, giving consideration to the compensation plans of executives of its competitors. The Committee believes such base pay is reasonable in comparison with the compensation of executive officers of other onshore drilling contractor companies. In addition, the Committee considered the salary histories of each executive, and his past performance, credentials and experience, as well as his perceived future contribution to the Company.

          Annual bonuses are intended to reflect a policy of requiring a minimum level of Company financial performance before any bonuses are earned by the Named Executive Officers, with bonuses for achieving higher levels of performance directly tied to the level achieved as well as the committee's subjective evaluation of the participant's job performance. On the basis of these criteria, the following bonuses were awarded and paid subsequent to December 31, 1997, to the Named Executive Officers for their fiscal 1997 performance: Mr. Richards -- $200,000; Mr. McBride -- $80,000; Mr. Sadler -- $54,000; Mr. Conley -- $54,000; and Mr. Lee -- $47,500. In determining the amount of these bonuses, the Committee, where appropriate, accounted for the Named Executive Officer's partial tenure during 1997.

          The Board of Directors is of the view that the periodic grant of significant blocks of stock options to the Named Executive Officers is calculated to align the executive's economic interests with those of shareholders and to provide a direct and continuing focus upon the goal of increasing shareholder value. The Company granted the options to acquire 150,000 shares of Common Stock to Mr. Lee in 1997. These options are exercisable at a price of $2.8750 per share and expire on March 17, 2007.

     Composition of the Committee. Non-management members of the Committee owned, controlled or represented an aggregate of 44,924,583 shares, or approximately 27.3%, of the Common Stock outstanding and, accordingly, also maintain a substantial interest in the Company's financial performance.

                                         THE COMPENSATION COMMITTEE

                                         Peter M. Holt
                                         Ivar Siem
                                         Steven A. Webster

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Of the members of the Committee, who are identified in the preceding paragraph, none have ever been an employee of the Company except Ivar Siem, who was acting President and Chief Executive Officer of the Company from April 1996 through August 1996. Mr. Siem has also served as Chairman of the Board of Directors since August 1995. In 1997, the Company incurred management consulting fees of $262,500 for Mr. Siem's assistance in locating and negotiating acquisitions and related financing. He continues to regularly provide consulting services to the Company. Effective October 1, 1997, Mr. Siem's compensation for these services is at an annualized rate of $50,000.

EMPLOYMENT AGREEMENTS

     Messrs. Richards, McBride, Sadler, Conley and Lee were employed under agreements pursuant to which each received (i) an annual salary of $275,000, $150,000, $140,000, $135,000 and $130,000, respectively, and (ii) a bonus at the sole discretion of the Board of Directors. In October 1997, the Board of Directors approved increases in the annual salaries of Messrs. Richards, McBride, Sadler, Conley and Lee to $375,000, $200,000, $180,000, $180,000, and
$150,000, respectively. Each of these employment agreements also provided for the grant of options to purchase Common Stock as set forth above under "-- Employee Options." The employment agreements of Messrs. Richards and McBride expire in September 1999 and September 1998, respectively, and are cancelable without further compensation only with cause. The employment agreements of Messrs. Sadler, Conley and Lee were renewed by their terms for a period of one year in September 1997, September 1997 and March 1998, respectively. Pursuant to the employment agreements, in the event of a "Change in Control" (as defined) or other termination if without cause, each of these executives shall be paid the greater of (i) his annual salary and bonus for the number of months remaining under the term of the employment agreement, and (ii) his annual salary for a period of one year (three years in the case of Mr. Richards).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers, and shareholders who own more than 10% of the Common Stock, are required to file reports of stock ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange, Inc. and to furnish the Company with copies of all such reports they file. The Company believes that during 1997, all filing requirements applicable to its directors, executive officers and greater than 10% shareholders were complied with.

CERTAIN SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person, other than Company directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding Shares. See "Election of Directors--Nominees for Director" and "Election of Directors--Management Shareholdings" for information regarding beneficial ownership of Company directors and executive officers.

                                                       SHARES BENEFICIALLY OWNED
                                                            AT APRIL 7, 1998
                                                   ----------------------------------
     NAME AND ADDRESS OF BENEFICIAL
        OWNER, IDENTITY OF GROUP                   NUMBER                    PERCENT
-------------------------------------------------  -------                   -------

The Somerset Group(1)............................  30,052,978(2),(3),(4)      18.2%
   Somerset Capital Partners.....................  29,896,978(4)              18.2%
   Thomas H. O'Neill, Jr. .......................  29,896,978(4)              18.2%
   Somerset Drilling Associates, L.L.C. .........  24,435,223                 14.8%
   69 Delaware Avenue
   Buffalo, New York 14202

Norex Drilling, Ltd. ............................  14,926,605                  9.4%
   Norex Industries Inc. ........................  14,926,605(5)               9.4%
   Kristian Siem ................................  14,926,605(5)               9.4%
   Frank Capstick ............................     14,926,605(5)               9.4%
   P.O. Box HM 429
   Hamilton, HM, BX, Bermuda

-----------------------

(1) Includes shares owned of record and shares underlying outstanding options owned by Messrs. Ziegler and Webster. See notes 3, 6 and 11 under the caption "Election of Directors--Nominees for Director."

(2) Does not include shares of Common Stock that members of the Somerset Group may have rights to acquire upon exercise of warrants. Such rights, if any, to acquire shares of Common Stock pursuant to such warrants are contingent upon the occurrence of events not within the control of the members are of the Somerset Group.

(3) Includes shares of Common Stock underlying outstanding options granted to Company directors who are members of the named group. See note 1 above and notes 3 and 5 under the caption "Election of Directors--Nominees for Director."

(4) Includes 5,461,755 shares of Common Stock owned by SCP, and 24,435,223 shares of Common Stock beneficially owned through SDA of which SCP is the managing member. Mr. O'Neill is a general partner of SCP.

(5) Each of Norex Drilling, Ltd., Norex Industries Inc., Kristian Siem, and Frank Capstick have filed a Schedule 13D reporting shared voting and dispositive power over the indicated shares of Common Stock. Kristian Siem and Frank Capstick disclaim beneficial ownership of the shares of Common Stock owned by Norex Drilling, Ltd.

STOCK PERFORMANCE GRAPH

     The following graph compares the performance of the Common Stock with the American Stock Exchange ("AMEX") market value index and with two Company-determined peer indices. The graph assumes that $100 was invested on December 31, 1992, in the Common Stock and in each index and that any cash dividends were reinvested. The Company has not declared any dividends during the period covered by this graph.

            [COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN GRAPH]


                     December 31,    December 31,     December 31,     December 31,     December 31,      December 31,
                        1992            1993             1994             1995             1996              1997
Grey Wolf, Inc.        $100.00         $107.14           $85.71           $85.71           $321.43          $621.43
Peer Group (1)         $100.00         $118.25           $102.52          $145.52          $257.20          $307.07
AMEX Market Value      $100.00         $119.52           $108.63          $137.32          $146.10          $177.20

(1) Consists of Nabors Industries, Inc., Parker Drilling Company, UTI Energy Corp., Helmerich & Payne, Precision Drilling Corporation and Patterson Energy, Inc. All of the members of the Peer Group are providers of contract oil and gas land drilling services, with revenues comparable to the Company.

     This graph depicts the past performance of the Common Stock and in no way should be used to predict future performance. The Company does not make or endorse any predictions as to future share performance.

     The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

CERTAIN TRANSACTIONS

     Acquisitions

     In January 1997, the Company acquired the operating assets of Flournoy Drilling Company ("Flournoy") in exchange for 12,426,000 shares of Common Stock and cash of approximately $800,000. In connection with this acquisition, Mr. Flournoy was appointed as a Company director. Mr. Flournoy resigned from the Board of Directors effective March 20, 1998. He was previously the President and majority shareholder of Flournoy. The assets acquired included 13 land drilling rigs, 17 rig hauling trucks, a yard and office facility in Alice, Texas and various other equipment and drill pipe. With respect to one-half of the shares to be issued in the Flournoy transaction, the Company agreed to issue additional shares if the shareholders of Flournoy hold value less than $2.00 per share on January 31, 1998. No such additional shares were issued to shareholders of Flournoy. The consideration paid by the Company pursuant to the Flournoy asset purchase agreement was based on arm's length negotiation among the parties.

     In June 1997, the Company acquired all of the outstanding capital stock of GWDC by merger in exchange for $61.6 million cash and 14,000,000 shares of Common Stock. In connection with this acquisition, Messrs. Donovan and Nelson were appointed as Company directors. Mr. Nelson was previously the President and Chief Executive Officer of GWDC, and Mr. Donovan is the Managing Director of Lubar & Company, a former shareholder of GWDC. GWDC operated a fleet of 18 large premium drilling rigs in South Louisiana and the upper Texas Gulf Coast. The consideration paid by the Company pursuant to the GWDC merger was based on arm's length negotiation among the parties.

     Sale of Common Stock by Certain Shareholders and Directors

     In November 1997, the Company effected an underwritten public offering of 25 million shares of Common Stock (the "Offering"). Half of the shares sold in the offering were, prior to the offering, owned by the following shareholders and directors: Somerset Drilling Associates, L.L.C.--5,527,000; U.S. Rig & Equipment, Inc.--633,000; Norex Drilling, Ltd.--2,759,000; Flournoy Family Properties, Ltd.--801,000; and Roy T. Oliver, Jr.--2,780,000. All of these shareholders are affiliates of directors or 5% beneficial owners of the Company. Somerset Drilling Associates, L.L.C. is an affiliate of Somerset Capital Partners and Messrs. Ziegler and Webster, who are both directors of the Company. U.S. Rig & Equipment, Inc. is an affiliate of Mr. Oliver, who is a director of the Company. Norex Drilling, Ltd. is an affiliate of Norex Industries, Inc. and Ivar Siem, who is a director and Chairman of the Board of the Company. Flournoy Family Properties, Ltd. is an affiliate of Mr. Flournoy, who was a director of the Company at the time of the Offering.

     The Company paid the registration costs associated with the Offering of $31,582 on behalf of the above listed shareholders. In addition, the Company and the selling shareholders entered into an underwriting agreement containing customary indemnification provisions under which the Company is obligated to indemnify the selling shareholders for certain liabilities, including liability under the Securities Act of 1933, as amended (the "Securities Act"), and the selling shareholders are obligated to indemnify the Company for certain liabilities, including liability under the Securities Act.

     Purchase of Rigs and Rig Equipment

     In 1997, the Company purchased four rigs for addition to its inventory of rigs held for refurbishment and reactivation from R.T. Oliver, Inc., a company controlled by director Roy T. Oliver, Jr., a director of the Company. The aggregate purchase price for rigs purchased from R.T. Oliver, Inc. was $10.6 million. The consideration paid by the Company pursuant to the purchase of the rigs was based on arm's length negotiation among the parties.

     In 1997, the Company made purchases of rig equipment from a company controlled by one of its directors, Peter M. Holt, totaling $1,973,935. The consideration paid by the Company pursuant to the purchase of the rig equipment was based on arm's length negotiation among the parties.

     In 1998, the Company sold all of the rigs and drilling related equipment in its Eastern Division located in Ohio to Union Drilling, Inc. ("Union"), an affiliate of Messrs. Ziegler and Webster. The aggregate sales price for the rigs and equipment sold to Union was $2.4 million. The consideration received by the Company pursuant to the sale of such rigs and equipment was based on arm's length negotiation among the parties.

     Consulting Arrangements

     The Company incurred management consulting fees of $162,500 for Mr. Siem's services during fiscal 1997. These services included assisting Company management in locating and negotiating acquisitions and related financing. Mr. Siem continues to provide consulting services to the Company. Effective January 1, 1997, his compensation for these services increased to an annualized rate of $200,000. However, effective October 1, 1997, the annualized rate was reduced to $50,000. In addition, Mr. Siem received a lump sum payment of $100,000.

     Legal Services

     Mr. Ziegler is a partner at the law firm of Parson & Brown LLP. In 1997, Parson & Brown LLP prepared Schedule 13Ds for certain shareholders of the Company. The fees related to the preparation of these schedules were paid by the Company.

     Other

     Lucien Flournoy, a director of the Company during 1997, is a director and President of Flournoy Production Company. Flournoy Production Company has participated, as a minority interest holder, in several joint ventures for the exploration of oil and gas. Certain of these joint ventures contracted with the Company on a negotiated, arm's length basis to drill oil and gas wells. The amounts involved with those transactions are unknown because Flournoy Production Company was not the operator of any of the joint ventures. The Company believes that the terms of such drilling contracts were no less favorable than were made available to customers not affiliated with the Company.

INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP, certified public accountants, have served as the independent auditors of the Company since October 1996. It is not proposed that any formal action be taken at the Meeting with respect to the continued employment of KPMG Peat Marwick LLP, inasmuch as no such action is legally required. Representatives of KPMG Peat Marwick LLP plan to attend the Meeting and will be available to answer questions. Its representatives will also have an opportunity to make a statement at the Meeting if they so desire, although it is not expected that any statement will be made.

     Deloitte & Touche LLP was previously the principal accountants for the Company. On October 2, 1996, that firm's appointment as principal accountants was terminated and KPMG Peat Marwick LLP was engaged as principal accountants. The decision to change accountants was approved by the Board of Directors upon recommendation of the audit committee. In connection with the audit of the fiscal year ended December 31, 1995, and the subject interim period through June 30, 1996, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference to the subject matter of the disagreement in connection with its report. The audit report of Deloitte & Touche LLP on the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 1995 did not contain any adverse opinion f or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte & Touche LLP delivered a letter to the Securities and Exchange Commission stating that it agreed with the foregoing statements. Such letter was filed as Exhibit
16.1 to the Company's Form 8-K dated October 2, 1996.

     The audit committee assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The committee reviews with the auditors the scope of proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matters which the committee or the auditors may wish to discuss. In addition, the audit committee would recommend the appointment of new auditors to the board of directors in the event future circumstances were to indicate that such action is desirable.

CHANGE OF CONTROL

     Under its credit agreement with Bankers Trust Company, the Company has pledged the stock of substantially all of its subsidiaries of which the Company owns a majority of outstanding shares to guaranty payment of its indebtedness.

DISTRIBUTION OF ANNUAL REPORTS TO SHAREHOLDERS

     The annual report to shareholders covering the year ended December 31, 1997, has been mailed to each shareholder entitled to vote at the Meeting.

SHAREHOLDER PROPOSALS

     Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1999 annual meeting of shareholders is required to submit such proposals to the Company on or before December 15, 1998.

COST OF SOLICITING PROXIES

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

VOTING OF PROXIES

     The persons designated to vote shares covered by Board of Directors' proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the Meeting.


                                    By Order of the Board of Directors,




                                    DAVID W. WEHLMANN
                                    Secretary

April 8, 1998

PROXY                          GREY WOLF, INC.                             PROXY

           PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS FOR
   THE 1998 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 5, 1998

         The undersigned hereby appoints Ivar Siem, Thomas P. Richards, David
W. Wehlmann, or anyone or more of them, with full power of substitution, the attorneys and proxies of the undersigned to vote the shares of common stock of Grey Wolf, Inc., a Texas corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Adam's Mark Hotel, 2900 Briarpark Drive, Houston, Texas 77042 on May 5, 1998 at 8:30 a.m., Houston time, and at any adjournments thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE PERSONS SET FORTH ON THE REVERSE AS DIRECTORS.

THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, IT IS INTENDED TO VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE ELECTION OF WILLIAM T. DONOVAN, PETER M. HOLT, JAMES K. B. NELSON, ROY T. OLIVER, JR., THOMAS P. RICHARDS, IVAR SIEM, STEVEN A. WEBSTER AND WILLIAM R. ZIEGLER AS DIRECTORS.

                 IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE


                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                                GREY WOLF, INC.

                                  MAY 5, 1998


                Please Detach and Mail in the Envelope Provided

A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                 FOR (except as            WITHHOLD          Nominees:        William T. Donovan
                 marked to the               VOTE                             Peter M. Holt
                 contrary below)                                              James K. B. Nelson
(1) Election of        [ ]                   [ ]                              Roy T. Oliver, Jr.
    Directors                                                                 Thomas P. Richards
                                                                              Ivar Siem
                                                                              Steven A. Webster
                                                                              William R. Ziegler

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line below.)

________________________________________________________________________________

     2. As such proxies may in their discretion determine upon such other matters (including procedural and other matters relating to the conduct of the meeting), as may properly come before the meeting and any adjournment thereof.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL
         MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.
         PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED,
         PRE-ADDRESSED STAMPED ENVELOPE.


Signature(s) of Stockholder_____________________________________ Dated this ____ day of _____________, 1998

Note:    Please sign exactly as your name appears on your stock certificate.
         When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.